Exhibit 99.1

Femasys Inc. Announces Financial Results for the Year Ended December 31, 2021

Company builds out management team and continues to implement its clinical programs to advance much-needed technologies for women’s health

ATLANTA, March 24, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the year ended December 31, 2021.

“We are entering this year as a stronger public company with solid leadership, after strengthening both our management team as well as our board,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “We are advancing our product candidates to address various underserved areas of women’s reproductive health by implementing our clinical programs - addressing infertility and permanent birth control. We continue to support commercial efforts for our diagnostic product FemVue®, the first in-office alternative for ultrasound diagnosis of fallopian tubes for infertility. Commercial launch is pending later this year for our diagnostic product, FemCerv®, a biopsy tool used to diagnose cervical cancer by sampling cervical tissue, to address yet another underserved area of the gynecologic market. We are committed to designing solutions to improve the continuum of healthcare options for women, with the goal to further grow each of these substantial, multi-billion-dollar global market segments.”

2021 and Recent Corporate Highlights

Operational and Leadership
•
Dov Elefant was appointed to chief financial officer (CFO). Mr. Elefant has 25 years of financial management experience at both public and private biopharmaceutical companies. Mr. Elefant brings a proven record as a senior level global financial expert with financial reporting, fundraising, and mergers and acquisitions expertise.

•	Wendy Perrow joined as a new board member. Ms. Perrow brings decades of experience in the life sciences industry related to fundraising, global product launches and corporate strategy.

•
Edward G. Evantash, M.D., was appointed to chief medical officer (CMO). Dr. Evantash brings over two decades of industry experience in medical and clinical affairs, having previously served as CMO to Alydia Health and vice president of medical affairs at Hologic, Inc., both medical technology companies focused on women’s healthcare.

•
Anne Morrissey was appointed to the company’s board of directors. Ms. Morrissey is currently president and CEO of AblaCare, and her previous experience includes serving as president and CEO of Alydia Health and thereafter as an advisor until it was acquired by Merck in March 2021.

Entry Into the Public Market
•
The Company completed an initial public offering in June 2021 with gross proceeds of approximately $34.45 million. On June18, 2021, the Company commenced trading on the Nasdaq Capital Market under the symbol “FEMY.”

2021 and Recent Developments Related to Clinical Programs

•
The Company announced that it expects to complete enrollment for its Stage 2 study of FemBloc in the third quarter of this year and file an investigational device exemption (IDE) for a pivotal trial to support Premarket approval (PMA) in the first quarter of next year.

•
The first patient was treated with FemaSeed in the LOCAL de novo pivotal trial in July 2021. The trial is being conducted across centers in the United States and is expected to enroll up to 792 patients who are diagnosed as infertile. The primary endpoints of the study are to determine effectiveness (clinical pregnancy rate) and safety over a period of seven weeks. The Company expects to have interim data from this trial in the fourth quarter of this year and complete enrollment in the second quarter of next year.

2021 Financial Results

•
Research and Development expenses decreased by $46,309, or 1.1%, to $4,084,304 for the year ended December 31, 2021 compared to the same period of 2020. The decrease was primarily due to a decrease in compensation and related personnel costs and was partially offset by increased costs to support the Company’s clinical trials.

•
General and Administrative expenses increased by $1,717,959, or 67.5%, to $4,262,002 for the year ended December 31, 2021 compared to the same period of 2020. The increase was largely due to an increase of $1,188,473 in professional costs associated with financing transactions and being a public company.

•
Sales of the Company’s FemVue® product, increased by $141,771, or 13.7%, to $1,179,689 for the year ended December 31, 2021. U.S. sales increased by 11.6% as compared to the same period last year and were $1,005,612 in 2021 versus $900,751 in 2020 representing a 9.8% increase in units sold coupled with a slight increase in the average selling price. International sales increased by 26.9% in 2021 compared to the same period last year and were $174,077 in 2021 as compared to $137,167 in 2020, representing an 8.5% increase in units sold with an increase in the average selling price due to the sales mix to our international distributors.

•
Primarily reflecting the factors noted above, net loss was $7,537,845, or $1.12 per basic and diluted share attributable to common stockholders, for the year ended December 31, 2021, compared to $6,914,992, or $7.20 per basic and diluted share attributable to common stockholders, for the year ended December 31, 2020.

•
The cash and cash equivalents balance as of December 31, 2021 was $24,783,029. The Company expects, based on its current operating plan, that its existing cash and cash equivalents will be sufficient to fund its operations at least 12 months from the date of the filing of the form 10-K.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	December 31, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$24,783,029	3,322,226
Accounts receivable, net	84,258	125,790
Inventory, net	208,270	131,378
Other current assets	555,853	284,115
Total current assets	25,631,410	3,863,509
Property and equipment, at cost:
Leasehold improvements	1,155,332	1,155,332
Office equipment	99,344	64,145
Furniture and fixtures	424,947	424,947
Machinery and equipment	2,261,793	2,242,088
Construction in progress	379,713	139,150
	4,321,129	4,025,662
Less accumulated depreciation	(2,722,117)	(2,197,868)
Net property and equipment	1,599,012	1,827,794
Long-term assets:
Lease right-of-use assets, net	665,747	1,057,506
Intangible assets, net of accumulated amortization	25,093	65,069
Other long-term assets	655,418	792,440
Total long-term assets	1,346,258	1,915,015
Total assets	$28,576,680	7,606,318

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)	December 31, 2021	December 31, 2020
Current liabilities:
Accounts payable	$445,522	674,333
Accrued expenses	603,787	1,117,601
Clinical holdback - current portion	18,947	—
Note payable – current portion	181,123	630,010
Lease liabilities – current portion	406,674	434,072
Other – current	36,037	32,895
Total current liabilities	1,692,090	2,888,911
Long-term liabilities:
Clinical holdback - long-term portion	149,791	164,972
Note payable – long-term portion	—	182,490
Lease liabilities – long-term portion	402,417	809,092
Other – long-term	—	32,895
Total long-term liabilities	552,208	1,189,449
Total liabilities	2,244,298	4,078,360
Commitments and contingencies
Redeemable convertible preferred stock:
Preferred stock, Series B, $.001 par, none authorized, issued and outstanding as of December 31, 2021; 13,344,349 shares authorized, issued and outstanding as of December 31, 2020	—	10,748,873
Preferred stock, Series C, $.001 par, none authorized, issued and outstanding as of December 31, 2021; 42,491,484 shares authorized, issued and outstanding as of December 31, 2020	—	44,594,813
Stockholders’ equity (deficit):
Common stock, $.001 par, 200,000,000 authorized, 11,921,388 shares issued and 11,804,165 outstanding as of December 31, 2021; and 95,583,558 authorized, 1,110,347 shares issued and 993,124 outstanding as of December 31, 2020	11,921	1,110
Treasury stock, 117,223 shares	(60,000)	(60,000)
Preferred stock, Series A, $.001 par, none authorized, issued and outstanding as of December 31, 2021; 17,310,609 shares authorized, and 17,210,609 shares issued and outstanding as of December 31, 2020	—	17,211
Warrants	702,492	702,492
Additional paid-in-capital	108,418,304	22,725,949
Accumulated other comprehensive loss, net of tax	—	—
Accumulated deficit	(82,740,335)	(75,202,490)
Total stockholders’ equity (deficit)	26,332,382	(51,815,728)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$28,576,680	7,606,318

FEMASYS INC.
Statements of Comprehensive Loss
Years ended December 31, 2021 and 2020
(unaudited)

	December 31, 2021	December 31, 2020
Sales	$1,179,689	1,037,918
Cost of sales	370,384	306,533
Gross margin	809,305	731,385
Operating expenses:
Research and development	4,084,304	4,130,613
Sales and marketing	208,735	310,219
General and administrative	4,262,002	2,544,043
Depreciation and amortization	591,068	679,653
Total operating expenses	9,146,109	7,664,528
Loss from operations	(8,336,804)	(6,933,143)
Other income (expense):
Interest income, net	3,768	22,504
Other income	821,515	10,000
Interest expense	(19,226)	(12,553)
Other expense	(3,098)	—
Total other income	802,959	19,951
Loss before income taxes	(7,533,845)	(6,913,192)
Income tax expense	4,000	1,800
Net loss	$(7,537,845)	(6,914,992)

Comprehensive loss:
Net loss	$(7,537,845)	(6,914,992)
Change in fair value of available for sale investments	—	(20)
Total comprehensive loss	$(7,537,845)	(6,915,012)

Net loss attributable to common stockholders, basic and diluted	$(7,537,845)	(6,914,992)
Net loss per share attributable to common stockholders, basic and diluted	$(1.12)	(7.20)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	6,712,028	959,862

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, when filed with the Securities and Exchange Commission (the “SEC”), and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com